Exhibit 3.3

[FORM OF CERTIFICATE OF CORPORATE DOMESTICATION OF NICHOLAS FINANCIAL, INC.]

CERTIFICATE OF CORPORATE DOMESTICATION
OF NICHOLAS FINANCIAL, INC.

The undersigned, presently a corporation organized and existing under the laws of British Columbia, Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

1. The corporation (hereinafter called the “corporation”) was first formed, incorporated, or otherwise came into being on July 28, 1986 under the provincial laws of British Columbia, Canada with the name “Nicholas Data Services Ltd.” which was subsequently changes to “Nicholas Financial, Inc.” on August 9, 1993.

2. The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Nicholas Financial, Inc.

3. The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Nicholas Financial, Inc.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is British Columbia, Canada.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. The effective time of this certificate of corporate domestication shall be [DATE], 2023.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this [DATE] day of [MONTH], 2023.

NICHOLAS FINANCIAL, INC., a British Columbia, Canada corporation

By:
Michael Rost,
its Chief Executive Officer